UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 11-K

FOR ANNUAL REPORTS OF EMPLOYEE STOCK PURCHASE, SAVINGS
 AND SIMILAR PLANS PURSUANT TO SECTION 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

[X]  ANNUAL REPORT PURSUANT TO SECTION 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2020

OR

[  ]  TRANSITION REPORT PURSUANT TO SECTION 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from ________ to ________

Commission File Number:  000-31225

A.    Full title of the plan and the address of the plan, if different from that of the issuer named below:
Pinnacle Financial Partners, Inc. 401(k) Plan

B.    Name of the issuer of the securities held pursuant to the plan and the address of its principal executive office:

, INC.
150 3rd Avenue South, Suite 900, Nashville, Tennessee	37201
(Address of principal executive offices)	(Zip Code)

EXPLANATORY NOTE

This Amendment No. 1 on Form 11-K/A (this “Amendment”) is being filed to amend the Annual Report of the Pinnacle Financial Partners, Inc. 401(k) Plan on Form 11-K for the year ended December 31, 2020 (the “Form 11-K”) as filed with the Securities and Exchange Commission on June 25, 2021. The sole purpose of this Amendment is to correct Exhibit 23.1 as filed with the Form 11-K.

No other changes are being made to the Plan’s Form 11-K. This Amendment speaks as of the original filing date and does not reflect events occurring after the filing of the Form 11-K. No other changes are being made to any other disclosures contained in the Form 11-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the administrator has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PINNACLE FINANCIAL PARTNERS, INC. 401(K) PLAN

/s/ Harold R. Carpenter
Harold R. Carpenter
June 28, 2021	Chief Financial Officer

PINNACLE FINANCIAL PARTNERS, INC. 401(k) PLAN
EXHIBIT INDEX

Exhibit No.	Description
23.1	Consent of Independent Registered Public Accounting Firm